Exhibit 10.1

SECOND AMENDMENT TO COMMERCIAL LEASE

Duffy Hartwell LLC, as successor in interest to Duffy Hartwell Limited Partnership, (“LESSOR”) and Synta Pharmaceuticals Corporation, as successor in interest to Shionogi BioResearch Corp., (“LESSEE”) (the LESSOR and the LESSEE are collectively referred to as the “Parties” in this Second Amendment) are landlord and tenant, respectively, under a certain Commercial Lease (“Initial Lease Agreement”) dated November 4, 1996, as amended by a First Amendment to Commercial Lease (“First Amendment”; together with the Initial Lease Agreement, the “Lease Agreement”) dated August 30 2006, for approximately 24,420 rentable square feet, more or less, in the building (“the “Building”) located at 45 Hartwell Avenue, Lexington, MA and hereby agree as follows:

Whereas, the Parties have agreed to further amend the Lease Agreement by this Second Amendment to Commercial Lease (“Second Amendment”) to add 10,100 rentable square feet, more or less, and to adjust relevant provisions of the Lease Agreement pursuant to the terms and conditions stated herein. Unless otherwise expressly stated, all references to “lease” or “Lease” in the Lease Agreement or this Second Amendment shall apply to and include the Lease Agreement and this Second Amendment.

Now therefore, for consideration of $1.00 and other mutual and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both LESSOR and LESSEE, effective on and after the date of execution set forth below, the Lease Agreement is hereby further amended to reflect the following changes:

2.             PREMISES:

As of the Expansion Commencement Date (as defined below in Section 3), Section 2 of the Lease Agreement is hereby deleted and replaced with the following:

34,520 rentable square feet + or - on the first floor in the Building (“premises” or “Leased Premises”), which includes 24,420 rentable square feet +/- described in the Initial Lease Agreement (the “Initial Premises”) and an additional 10,100 rentable square feet +/- on the first floor of the Building (the “Expansion Premises”) as shown on Amendment Exhibit A-1 attached hereto.

The Leased Premises includes the exclusive use of the loading platform shown on Exhibit A of the Initial Lease Agreement, together with the right to use in common, with others entitled thereto, any hallways and stairways necessary for access to the Leased Premises.

Appurtenant to the Leased Premises, the LESSEE shall have the right, in common with others entitled thereto, to use access ways, driveways, walkways, and other common facilities necessary for access to or beneficial use of the Leased Premises.

LESSEE shall have the right to use 127 unassigned parking spaces in the parking areas adjacent to the Building. LESSEE shall have rights in common with other lessees to use of the common entrance servicing the Leased Premises.

3.             TERM:

As of the Expansion Commencement Date (as defined below), Section 3 of the Lease Agreement is hereby amended as follows:

As used in this Second Amendment, the term “Expansion Commencement Date” means the date of Substantial Completion (as hereafter defined) of the LESSOR’S Work in accordance with Amendment Exhibit B-1 attached hereto and hereby incorporated herein. LESSOR shall Substantially Complete the LESSOR’S Work and the painting associated with the Initial Tenant Improvements as further described in Section 3(i) of Amendment Exhibit B-1 (as such terms are defined in Amendment Exhibit B-1 attached hereto) on or before June 15, 2008, pursuant and subject to the terms and conditions of Amendment Exhibit B-1, time being of the essence. Unless otherwise specified herein, any reference to “term”, “Term”, “lease term” or “Extended Term” shall include the Initial Premises and, as of the Expansion Commencement Date, the Expansion Premises.

4.             RENT:

As of the Expansion Commencement Date, Section 4 of the Lease Agreement is hereby amended with the addition of the following:

The LESSEE shall pay to the LESSOR base rent at the rate of $759,152.20 dollars per year, payable in advance in monthly installments of $63,262.69. LESSEE shall pay base rent and additional rent for the entire Leased Premises to the LESSOR monthly, in advance, not later than the first day of each calendar month. Payments shall be pro rated on a per diem basis should any payment become due during a portion of any monthly rental period.

5.             SECURITY DEPOSIT:

This paragraph is hereby amended with the addition of the following:

Upon the execution of this Second Amendment, the LESSEE shall pay to the LESSOR the amount of $19,693.34 dollars which, in addition to the $43,569.35 previously paid (for a total of $63,262.69), shall be held as a security for the LESSEE’S performance as herein provided and promptly refunded to the LESSEE at the end of this lease subject to the LESSEE’S satisfactory compliance with the conditions hereof. The LESSEE shall maintain at all times a security deposit equivalent to a minimum of one month’s base rent, including, if applicable, any and options to renew.

6.             RENT ADJUSTMENT:

As of the Expansion Commencement Date, Section 6A and 6B of the Lease Agreement are hereby amended with the addition of the following:

A.  TAX ADJUSTMENT:  Notwithstanding anything to the contrary contained in this Second Amendment, prior to the Expansion Commencement Date, Section 6A of the Lease Agreement will only apply to the Initial Premises. Commencing on the Expansion Commencement Date, Section 6A of the Lease Agreement will apply to the entire Leased Premises, except that with respect to increases for the Expansion Premises only (i) the years “2007” and “2006” referenced in Section 6A shall be replaced with the years “2010” and “2009”, respectively, and (ii) the percentage “50%” referenced in Section 6A shall be replaced with the percentage “20%”. It is expressly understood that the LESSEE shall pay

50% of any excess in real estate taxes over fiscal year 2006 for the Initial Premises and 20% of any excess in real estate taxes over fiscal year 2009 for the Expansion Premises.

B. OPERATING COSTS:  Notwithstanding anything to the contrary contained in this Second Amendment, prior to the Expansion Commencement Date, Section 6B of the Lease Agreement will only apply to the Initial Premises. Commencing on the Expansion Commencement Date, Section 6B of the Lease Agreement will apply to the entire Leased Premises, except that with respect to increases for the Expansion Premises only (i) the year “2006” referenced in Section 6B shall be replaced with the year “2008”, and (ii) the percentage “50%” referenced in Section 6B shall be replaced with the percentage “20%”. It is expressly understood that the LESSEE shall pay 50% of any increase in operating expenses over those incurred during the calendar year 2006 for the Initial Premises and 20% of any increase in operating expenses over those incurred during the calendar year 2008 for the Expansion Premises.

Increases shall be prorated should this lease be in effect with respect to only a portion of any calendar year.

7.             UTILITIES:

This paragraph is hereby amended with the addition of the following:

The LESSEE shall pay, as they become due, all bills for electricity, water and sewer and other utilities (whether they are used for furnishing heat or other purposes) that are furnished to the Leased Premises regardless of whether they are separately metered (or submetered) or servicing the Leased Premises exclusively. In the event there are any utilities servicing the Leased Premises and other space, then the LESSEE shall pay to the LESSOR the LESSEE’S proportionate share of such common expense as it is apportioned between one or more parties. The words “Commencement Date” set forth in the first sentence of Section 7 of the Lease Agreement is hereby replaced with the words “Commencement Date or Expansion Commencement Date, as applicable”.

22.           BROKERAGE:

This paragraph is hereby supplemented with the addition of the following:

LESSOR and LESSEE represent to each other that neither party has dealt with any broker or brokers in connection with this Second Amendment other than Richards Barry Joyce & Partners and Glenn Commercial Group, which will be paid by the LESSOR in full and without contribution from LESSEE pursuant to a separate agreement. LESSOR and LESSEE agree that each will hold harmless and indemnify the other from any loss, cost, damage and expense, including reasonable attorney’s fees incurred by LESSOR or LESSEE for a commission or finder’s fee as a result of the falseness of this representation.

25.           OTHER PROVISIONS:

a.             Section 25(a) of the Lease Agreement is hereby deleted and replaced with the following: “The Commercial Lease Addendum attached to the Initial Lease, with the exception of subparagraph D. Market Rate Rent for Extension Options which is hereby deleted as moot, and the following Exhibits are attached to either the Lease Agreement or this Second Amendment and are hereby incorporated by reference:

Exhibits:	A. Layout of Leased Premises
A-1 Amendment Exhibit A-1, Layout of Expansion Premises
B. Buildout Obligations – Excepting Paragraphs (a)-(c) which are hereby deleted as moot.
B-1 Amendment Exhibit B-1, LESSOR’S Work
C. INTENTIONALLY OMITTED
D. Right of First Refusal on Additional Space
E. Exclusions from Operating Expenses
F. INTENTIONALLY OMITTED
G. INTENTIONALLY OMITTED
H. INTENTIONALLY OMITTED
I. Hazardous Waste Provisions”

b. Section 25(b) of the Lease Agreement is hereby deleted in its entirety.

The Lease Agreement, as amended, is further amended by inserting the following Section 27 and Section 28:

27.           SIGNAGE:

LESSEE shall be permitted, at its sole cost and expense, to install appropriate signage and logo on (i) the LESSEE’S front entrance directly into the Leased Premises, and (ii) on a lawn monument sign, subject to LESSOR’S written approval as to size, color and location. LESSEE shall be responsible for obtaining all necessary and appropriate approvals from the applicable permitting authority.

28.           EARLY ACCESS:

Provided the LESSEE is not in any material default hereunder after any notice and grace periods, and the LESSEE does not interfere with the rights of other tenants or the LESSOR’S Work or the Tenant Improvements, the LESSEE will be allowed, upon reasonable notice to LESSOR, reasonable access to the Expansion Premises seven (7) days prior to the Expansion Commencement Date to permit LESSEE to prepare the Expansion Premises for its use and occupancy (but not to conduct business therein), including without limitation installing wiring and cabling, furniture and equipment. During such access, LESSEE shall be bound by all of the obligations of the LESSEE under the Lease Agreement, as amended, including any and all insurance requirements, but, provided that said access is solely for the purpose of preparing the Expansion Premises for LESSEE’S use and occupancy, including without limitation installing wiring and cabling, furniture and equipment, excluding the payment of base rent and LESSEE’S proportionate share of real estate taxes and operating costs during the above-mentioned early access period.

Notwithstanding the above, except for LESSOR’S Work, LESSEE accepts the Expansion Premises and the entire Leased Premises in its current “AS IS” condition and acknowledges that the Initial Premises are currently occupied by the LESSEE and that the Initial Premises, as delivered and currently constituted, is suitable for the LESSEE’S intended use. LESSEE acknowledges that all work, if any, contemplated in the Lease Agreement including but not limited to the Exhibit B thereto, to be performed by the LESSOR has been completed to the full satisfaction of the LESSEE.

The Parties acknowledge that the Initial Lease Agreement, First Amendment and this Second Amendment represent the entire agreement between the Parties and that no other modification, written or otherwise, exists between the Parties. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of the Initial Lease Agreement, First Amendment or this Second Amendment or any exhibits or amendments thereto.

All other terms and provisions under the Lease Agreement shall remain unchanged, are in full force and effect, and are hereby ratified and affirmed. LESSOR and LESSEE hereby acknowledge and confirm that, to the best of their respective knowledge, neither the LESSOR nor the LESSEE is in default of any other term or condition of the Lease Agreement. In the event of a conflict between this Second Amendment and the Lease Agreement the terms of this Second Amendment shall govern. All capitalized terms used but not defined herein shall have the same definitions ascribed to such terms in the Lease Agreement.

IN WITNESS WHEREOF, the said Parties hereto set their hands and seals this 27th day of May, 2008.

LESSEE		LESSOR
Synta Pharmaceuticals Corporation,		Duffy Hartwell LLC,
as successor in interest to		as successor in interest to
Shionogi BioResearch Corp.,		Duffy Hartwell LLC,

By:	/s/ Keith Ehrlich	By:	/s/ Steven P. Duffy
Name:	Keith Ehrlich	Hartwell Management LLC, Manager
Its:	CFO	Steven P. Duffy, Duly Authorized
Duly Authorized

Amendment Exhibit A-1

Layout of Expansion Premises

[FLOOR PLAN]

Amendment Exhibit B-1

 LESSOR’S Work

1.             LESSOR’S Work:

LESSOR shall conduct the following LESSOR’S Work, at its sole cost and expense, using available building standard quantities and materials. The LESSOR’S Work shall consist of:

(i)       demising the Expansion Premises from the adjacent space occupied by another tenant; and

(ii)      modifying the Expansion Premises HVAC system to exclusively service the Expansion Premises.

2.             TENANT IMPROVEMENT ALLOWANCE:

In addition to the above, LESSOR shall provide to LESSEE a Tenant Improvement Allowance of $121,200.00 (“Tenant Improvement Allowance”) for work in addition to the LESSOR’S Work. The Tenant Improvement Allowance shall be used for work which shall be conducted by the LESSOR and agreed upon by the LESSEE. The Tenant Improvement Allowance shall be applied towards the costs of planning and conducting the Tenant Improvements (as defined below), including, if applicable, any premiums associated with work conducted outside of normal business hours. LESSEE shall be solely responsible for all costs and expenses in excess of the Tenant Improvement Allowance.

3.             INITIAL TENANT IMPROVEMENTS:

LESSOR shall conduct the following Initial Tenant Improvements, at the LESSEE’S cost and expense, with the Tenant Improvement Allowance applied as a credit until it is exhausted. The Initial Tenant Improvements shall consist of:

(i)            paint the entire Expansion Premises the same colors used in the Initial Premises on or before June 15, 2008; and

(ii)           merge the Expansion Premises with the Initial Premises to allow for access between the two spaces, which work shall be performed after LESSEE’S business hours and on weekends (such work shall not be performed during LESSEE’S business hours).

LESSEE shall be responsible for any delays caused to the completion date for the Initial Tenant Improvements which is caused by (i) LESSEE’S failure to reasonably cooperate with the LESSOR’S prosecution of the Initial Tenant Improvements, or (ii) LESSEE’S failure to make decisions associated with the Initial Tenant Improvements in a reasonably timely manner.

4.             EXPENDITURE OF TENANT IMPROVEMENT ALLOWANCE:

In the event that LESSEE does not expend all of the Tenant Improvement Allowance on the Initial Tenant Improvements, LESSOR and LESSEE hereby agree, in full satisfaction of the LESSOR’S obligations to provide a Tenant Improvement Allowance, that LESSEE shall have the right, at its election, to do one or both of the following from time to time, by providing written notice to LESSOR:

(i)            expend any or all of the remaining balance of the unused Tenant Improvement Allowance on non-structural alterations to the Expansion Premises (together with the Initial Tenant Improvements, the “Tenant Improvements”). Such work shall be performed by the LESSOR in accordance with the terms of this Amendment Exhibit B-1, and the Second Amendment to which this Amendment Exhibit B-1 is attached, at LESSEE’S expense with the Tenant Improvement Allowance applied as a credit until it is exhausted, at which time LESSEE’S rights, if any, to the Tenant

Improvement Allowance shall lapse and the Tenant Improvement Allowance shall be deemed fully expended and exhausted; and

(ii)           apply the remaining balance of unused Tenant Improvement Allowance, at a 50% discount, towards the LESSEE’S next installment(s) of monthly base rent due with LESSEE paying the difference between the amount of base rent, additional rent, and other sums due in accordance with the Lease Agreement, as amended, and the amount applied in accordance with the above (i.e. if there is an unused Tenant Improvement Allowance of $2.00, then such amount shall be applied as a $1.00 credit towards the base rent in accordance with the above).

In the event the LESSEE from time to time elects to submit a work request for Tenant Improvements, the LESSEE shall provide LESSOR with a written description, in reasonable detail, of the Tenant Improvements requested (“TI Description”). Each time the LESSEE sends a TI Description to the LESSOR, the LESSOR shall provide the LESSEE with a fair market rate written estimate (“TI Estimate”) to perform the Tenant Improvements as stated in the TI Description within fourteen (14) days of receiving said TI Description. LESSEE shall, within seven (7) days of receiving said estimate from the LESSOR, notify the LESSOR in writing of its intent to proceed (“Proceed Notice”) with the Tenant Improvements requested in the TI Description. In the event LESSEE fails to provide a Proceed Notice, such failure shall be deemed a withdrawal of the request for the Tenant Improvements stated in the TI Description. LESSOR shall notify and obtain the approval of LESSEE prior to conducting any work which constitutes a material change in scope or cost to the estimate accepted by the LESSEE in a Proceed Notice. LESSOR shall use commercially reasonable and diligent efforts to complete the LESSOR’S Work, the Initial Tenant Improvements, and all Tenant Improvements for which it receives a Proceed Notice, and all such LESSOR’S Work, Initial Tenant Improvements, and Tenant Improvements shall be conducted in a good and workmanlike manner.

All Tenant Improvements shall be completed by LESSOR at fair market rates. Notwithstanding the foregoing, the LESSEE shall be solely responsible for all costs and expenses associated with the Tenant Improvements for any and all work which is performed pursuant to a TI Estimate for which the Tenant provided a Proceed Notice and is in excess of the remaining Tenant Improvement Allowance. The Tenant Improvement Allowance shall apply to Tenant Improvements requested pursuant to a TI Description received by LESSOR on or before July 1, 2009. The Tenant Improvement Allowance will not apply to Tenant Improvements requested by the LESSEE after July 1, 2009; or to Tenant Improvements which by their nature, cannot be commenced on or before September 1, 2009. LESSEE shall not be responsible for delays associated with the previous sentence which are caused through no fault of the LESSEE. The Tenant Improvement Allowance may be credited against base rent as aforesaid up to October 31, 2009, but not thereafter. Any Tenant Improvement Allowance not used as aforesaid shall be deemed fully expended and exhausted. The amount or remaining balance of the Tenant Improvement Allowance shall be determined by subtracting the TI Cost, which shall be the final amount of all costs and expenses incurred by the LESSOR while conducting the Tenant Improvements in accordance with this Amendment Exhibit B-1, to date from the Tenant Improvement Allowance.

5.             FIRST AUDIT:

LESSEE shall have the right to conduct an audit of the TI Cost incurred by the LESSOR and paid out of the Tenant Improvement Allowance with respect to the Initial Tenant Improvements in accordance with the following:

(i)            Within thirty (30) days after Substantial Completion, the LESSEE shall have the one time right to request that the LESSOR provide to the LESSEE, within fourteen (14) days from the date of LESSEE’S request, a final written accounting itemized in reasonable detail (the “First Accounting”) all TI Costs incurred by the LESSOR and paid out of the Tenant Improvement Allowance with respect to the Initial Tenant Improvements; and

(ii)           In the event the LESSEE desires additional information, the LESSEE may, upon fourteen (14) days prior written notice to the LESSOR, conduct a reasonable audit of LESSOR’S books and records with respect to the Initial Tenant Improvements (“First Audit”), such audit to be conducted at the LESSEE’S expense and at the offices of the LESSOR located in Massachusetts from 9 am to 5 pm on workdays. A final copy of the completed audit shall be provided to the LESSOR. LESSOR shall provide reasonable access to LESSEE to all relevant books and records; and

(iii)          Notwithstanding the foregoing, the LESSEE shall complete the First Audit within sixty (60) days after Substantial Completion, at which time the LESSEE’S rights under this paragraph 5 of Amendment Exhibit B-1 shall expire; and

(iv)          If during such audit LESSEE discovers a discrepancy of more than 5% in LESSOR’S accounting, LESSOR shall pay for the reasonable cost of LESSEE’S audit.

6.             SECOND AUDIT:

LESSEE shall have the right to conduct an audit of the TI Cost incurred by the LESSOR and paid out of the Tenant Improvement Allowance with respect to the Tenant Improvements, other than the Initial Tenant Improvements, in accordance with the following:

(i)            The LESSEE shall have the one time right to request that the LESSOR provide to the LESSEE, within thirty (30) days from the date of LESSEE’S request, a final written accounting itemized in reasonable detail (“Second Accounting”) all TI Costs to date incurred by the LESSOR and paid out of the Tenant Improvement Allowance with respect to the Tenant Improvements, other than the Initial Tenant Improvements; and

(ii)           In the event the LESSEE desires additional information, the LESSEE may, upon fourteen (14) days prior written notice to the LESSOR, conduct a reasonable audit of LESSOR’S books and records with respect to the Tenant Improvements, other than the Initial Tenant Improvements (“Second Audit”), such audit to be conducted at the LESSEE’S expense and at the offices of the LESSOR from 9 am to 5 pm on workdays. A final copy of the completed audit shall be provided to the LESSOR. LESSOR shall provide reasonable access to LESSEE to all relevant books and records;

(iii)          Notwithstanding the foregoing, the LESSEE shall complete the Second Audit within sixty (60) days after LESSEE’S right to use the Tenant Improvement Allowance expires, at which time the LESSEE’S rights under this paragraph 6 of Amendment Exhibit B-1 shall expire; and

(iv)          If during such audit LESSEE discovers a discrepancy of more than 5% in LESSOR’S accounting, LESSOR shall pay for the reasonable cost of LESSEE’S audit.

7.             WORK NOT INCLUDED IN LESSOR’S WORK OR TENANTIMPROVEMENTS:

Not included in the LESSOR’S Work or Tenant Improvements are any and all costs or work associated with:

(i) telephone/data/voice/network throughout the Leased Premises; and

(ii) cubicles and/or open areas, including but not limited to costs or work associated with their installation or setup, and any telephone/data/voice/network and/or A/C power wiring, coring, through floor access modules, or other wiring therefor; and

(iii) Interior blinds; the installation of any interior blinds and/or window treatments which may be visible from the common area or outside the Leased Premises is subject to the LESSOR’S written consent; and

(iv) Coring the conference room floor and the server room.

8.             AS IS:

Except for LESSOR’S Work and the Initial Tenant Improvements, the Expansion Premises shall be delivered in “AS IS” condition and LESSEE acknowledges that by taking possession of the Expansion Premises, the Expansion Premises “AS IS” are suitable for its intended use.

9.             SUBSTANTIAL COMPLETION DATE:

The date of Substantial Completion shall be the date (which shall not be later than June 15, 2008) the LESSOR has completed the LESSOR’S Work and painting pursuant to Section 3(i) above (other than minor punch list items) and has received all the approvals necessary for LESSEE to use and occupy the Expansion Premises for LESSEE’S intended use. If actual receipt of a use and occupancy certificate is not necessary for LESSEE to use and occupy the Expansion Premises after LESSOR’S Work is complete, LESSOR agrees to use commercially reasonable efforts to obtain a certificate of occupancy as soon as reasonably possible thereafter. LESSOR and LESSEE shall use good faith efforts to mutually agree upon a list of minor punch list items that remain to be completed as part of the LESSOR’S Work after the date of Substantial Completion. LESSOR shall complete with LESSEE’S reasonable cooperation, the agreed upon minor punch list items within thirty (30) days from the date of Substantial Completion or such reasonable time thereafter as is necessary to complete said punch list items. Notwithstanding the above, LESSEE shall be responsible for any delays to the Substantial Completion date which is caused by LESSEE’S failure to make LESSOR’S Work decisions in a reasonably timely manner. LESSEE shall be solely responsible for all costs, expenses and delays resulting from requests by LESSEE for work, quantities or materials in excess of the Tenant Improvement Allowance.